Exhibit 99.1

For more information contact: Derrick Vializ Vice President, Investor Relations T 281-584-1308	Charley Wilson Vice President, Corporate Communications T 281-584-2423	Sysco Corporation 1390 Enclave Parkway Houston, TX 77077

SYSCO REPORTS FOURTH QUARTER DILUTED EPS OF $0.43 ($0.50 after adjusting for certain items) AND FISCAL YEAR 2014 DILUTED EPS OF $1.58 ($1.76 after adjusting for certain items)

HOUSTON, August 11, 2014 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week fourth fiscal quarter, and its 52-week fiscal year ended June 28, 2014.

Fourth Quarter Fiscal 2014 Highlights

•	Sales were $12.3 billion, an increase of 5.9% from $11.6 billion in the fourth quarter of fiscal 2013.

•	Operating income was $425 million, a decrease of 7.7%, compared to $460 million in last year’s fourth quarter.

•	Adjusted[1] operating income was $482 million, or 1.2% higher compared to the prior year period, after adjusting for certain items, which mainly related to merger and integration planning expenses.

•	Diluted earnings per share (EPS) were $0.43, which was 8.5% lower compared to last year’s fourth quarter.

•	Adjusted[1] diluted EPS was $0.50, or flat compared to the prior year period, after adjusting for certain items.

Fiscal 2014 Highlights

•	Sales were $46.5 billion, an increase of 4.7% from $44.4 billion in fiscal 2013.

•	Operating income was $1.6 billion, a decrease of 4.3% compared to $1.7 billion in the prior year period.

•	Adjusted[1] operating income was $1.7 billion, or 0.9% lower compared to the prior year period, after adjusting for certain items, which mainly related to merger and integration planning expenses, a change in Sysco’s self-insurance reserve, and a legal settlement reserve.

•	Net earnings declined 6.1% to $932 million, and diluted EPS declined 5.4% to $1.58.

•	Adjusted[1] net earnings were $1.0 billion, which was 1.8% lower compared to the prior year, after adjusting for certain items.

•	Adjusted[1] diluted EPS was $1.76, which was 1.1% lower compared to the prior year, after adjusting for certain items.

•	Cash flow from operations was $1.5 billion in fiscal 2014, and free cash flow[1] was $995 million.

“Fiscal 2014 was an important year for Sysco as we enhanced our capabilities throughout the year to more effectively serve our customers and run our business more efficiently,” said Bill DeLaney, Sysco’s president and chief executive officer. “While business conditions remained challenging for our customers, we experienced improving trends in year-over-year sales and gross profit growth in the last four months of our fiscal year. As we begin fiscal 2015, we are well positioned to further strengthen our customer relationships and look forward to completing our proposed merger with US Foods.”

Fourth Quarter Fiscal 2014 Summary

Sales for the fourth quarter were $12.3 billion, an increase of 5.9% compared to sales in the same period last year. Food cost inflation was 4.1%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the meat, dairy and seafood categories. In addition, sales from acquisitions (within the last 12 months) increased sales by 0.6%, and the impact of changes in foreign exchange rates for the fourth quarter decreased sales by 0.7%. Case volume for the company’s Broadline and SYGMA operations combined grew 2.2% during the quarter, including acquisitions, and approximately 2.1%, excluding acquisitions.

Gross profit for the fourth quarter was $2.2 billion, an increase of 4.0% compared to the prior year. Operating expenses in the fourth quarter increased $119 million, or 7.4%, compared to the prior year period, including a $41 million increase in certain items, which mainly related to merger and integration planning costs. Excluding certain items, operating expenses increased $78 million, or 4.9%, mainly due to higher delivery and corporate expenses and new expenses from acquired companies.

Operating income was $425 million in the fourth quarter, decreasing $35 million, or 7.7%, compared to operating income in the prior year. After adjusting for certain items, adjusted1 operating income increased 1.2% from the prior year period.

Net earnings for the fourth quarter were $254 million, a decrease of $29 million, or 10.2%, compared to the prior year. Diluted EPS in the fourth quarter of fiscal 2014 was $0.43, which was 8.5% lower compared to last year’s fourth quarter. After adjusting for certain items, adjusted diluted EPS was $0.50, which was flat compared to the prior year period.

Fiscal 2014 Summary

Sales for fiscal 2014 were $46.5 billion, an increase of 4.7% compared to sales in the same period last year. Food cost inflation was 2.1%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the meat, seafood and dairy categories. In addition, sales from acquisitions (within the last 12 months) increased sales by 1.4%, and the impact of changes in foreign exchange rates for the fiscal year decreased sales by 0.6%. Case volume for the company’s Broadline and SYGMA operations combined grew 3.4% during the fiscal year, including acquisitions, and approximately 2.2%, excluding acquisitions.

Gross profit for fiscal 2014 was $8.2 billion, an increase of 2.3%, compared to the prior year. Operating expenses increased $256 million, or 4.0%, compared to operating expenses in the prior year period including a $55 million increase in certain items, which mainly related to merger and integration planning expenses, a change in Sysco’s self-insurance reserve, and a legal settlement, offset by restructuring and multi-employer pension plan withdrawal charges in the prior year. Excluding certain items, adjusted1 operating expenses increased $201 million, or 3.2%, primarily due to new costs from acquired companies, increased depreciation and amortization, higher delivery and corporate expenses and other payroll costs, partially offset by lower sales organization costs and a decrease in retirement-related expense.

Operating income was $1.6 billion in the fiscal year, decreasing $71 million, or 4.3%, compared to operating income in the prior year. After adjusting for certain items, adjusted1 operating income declined 0.9% from the prior year.

Net earnings for fiscal 2014 were $932 million, a decrease of $61 million, or 6.1%, compared to the prior year. Diluted EPS in fiscal 2014 was $1.58, which was 5.4% lower compared to last fiscal year. After adjusting for certain items, adjusted diluted EPS was $1.76, or a decline of 1.1% from the prior year.

Cash Flow and Capital Spending

Cash flow from operations was $1.5 billion for fiscal 2014, and free cash flow was $995 billion. Capital expenditures totaled $136 million for the fourth quarter of 2014, and $523 million for the fiscal year. The primary areas for investment included facility replacements and expansions, as well as replacements to Sysco’s fleet.

Conference Call & Webcast

Sysco’s fourth quarter fiscal 2014 earnings conference call will be held on Monday, August 11, 2014, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation, will be available online at www.sysco.com in the Investors section.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 194 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2014 that ended June 28, 2014, the company generated sales of more than $46 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news regarding Sysco, visit the Investor Relations portion of the company’s Internet home page at www.sysco.com/investors, follow us at www.twitter.com/SyscoStock and download the new Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should also continue to review our press releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

[1]	See Non-GAAP Reconciliation below for more information

Forward-Looking Statements

Statements made in this press release or in our earnings call for the fourth quarter of fiscal 2014 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our plans and expectations related to and the benefits and expected timing of our business transformation initiatives, our plans and expectations related to and the benefits of the proposed merger with US Foods, and our plans and expectations related to acquisitions. These statements also include expectations regarding our sales growth, operating expense growth and operating performance results, trends in our locally-managed business and overall sales mix, market conditions and trends, inflation, our expense management and Broadline cost per case performance, business transformation costs and expenses, investments in technology resources, free cash flow and capital expenditures. The success of our business transformation initiatives and expectations regarding our operating performance are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food-away-from-home, may not reverse. Market conditions may not improve as anticipated. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may continue to decline. Our ability to meet our long-term strategic objectives to grow the profitability of our business depends largely on the success of our Business Transformation Project. There are various risks related to the project, including the risk that the project and its various components may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of the ERP system may be greater or less than currently expected because we have encountered, and may continue to encounter, the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience delays in deployment, operating problems, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects to our business, results of operations and liquidity if the ERP system, and the associated process changes, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. In fiscal 2013, we delayed the deployment of certain components of our ERP system so that we could address certain areas of improvement. We installed a major scheduled update to the ERP system and deployed the system to additional locations in fiscal 2014. Planned deployments in the coming quarters are dependent upon the success of the ERP system and the updates at the current locations. We may experience delays, cost overages or operating problems when we deploy the system to additional locations. Our plans related to and the timing of the implementation of the ERP system, as well as the cost transformation and category management initiatives, are subject to change at any time based on management’s subjective evaluation of our overall business needs. We may fail to realize anticipated benefits, particularly expected cost savings, from our cost transformation initiative. If we are unable to realize the anticipated benefits from our cost cutting efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. We may also fail to realize the full anticipated benefits of our category management initiative, and may be unable to successfully execute the initiative in our anticipated timeline. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our business transformation initiatives and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. The consummation of the merger with US Foods is subject to regulatory approval and the satisfaction of certain conditions, and we cannot predict whether the necessary conditions will be satisfied or waived and the requisite regulatory approvals received. Sysco and US Foods may be required to take certain actions to obtain regulatory approval for the merger, including the divestiture of assets, which could negatively impact the projected benefits of the merger. Termination of the merger agreement with US Foods could require Sysco to make a termination payment of $300 million, which could adversely impact Sysco’s stock price, liquidity and financial condition. As a result of uncertainties surrounding the proposed merger, prospective suppliers and customers may delay or decline to enter into agreements with us, and we may also lose current suppliers and customers, and fail to retain key employees. The pending merger and our current pre-merger integration planning efforts may divert our management’s attention from day-to-day business operations and the execution of our business transformation initiatives, which could result in performance shortfalls. Integration of the businesses of Sysco and US Foods may be more difficult, costly or time consuming than expected, and the merger may not result in any or all of the anticipated benefits, including cost synergies. We may fail to retain some of US Foods’ vendors and customers after the proposed merger. Consummation of the merger will require Sysco to incur significant additional indebtedness, which could adversely impact our financial condition and may hinder our ability to obtain additional financing and pursue other business and investment opportunities. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 29, 2013, as filed with the Securities and Exchange Commission, and the Company’s subsequent filings with the SEC, including our Registration Statement on Form S-4 filed with respect to our proposed merger with US Foods and the Company’s Annual Report on Form 10-K that will be filed for the year ended June 28, 2014. Sysco does not undertake to update its forward-looking statements.

Additional Information for USF Stockholders

In connection with the proposed transaction, Sysco filed with the Securities and Exchange Commission (“SEC”), and the SEC declared effective on August 8, 2014, a Registration Statement on Form S-4 that includes a consent solicitation statement of USF that also constitutes a prospectus of Sysco. The mailing of the consent solicitation statement/prospectus to USF stockholders commenced on August 11, 2014. STOCKHOLDERS OF USF ARE URGED TO READ THE CONSENT SOLICITATION STATEMENT/PROSPECTUS CONTAINED IN THE REGISTRATION STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION. The consent solicitation statement/prospectus, Registration Statement and other relevant materials, including any documents incorporated by reference therein, may be obtained free of charge at the SEC’s website at www.sec.gov or for free from Sysco at www.sysco.com/investors or by emailing investor_relations@corp.sysco.com. You may also read and copy any reports, statements and other information filed by Sysco with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		52-Week Period Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Sales	$12,286,992	$11,601,056	$46,516,712	$44,411,233
Cost of sales	10,131,136	9,528,836	38,335,677	36,414,626

Gross profit	2,155,856	2,072,220	8,181,035	7,996,607
Operating expenses	1,731,334	1,612,377	6,593,913	6,338,129

Operating income	424,522	459,843	1,587,122	1,658,478
Interest expense	31,205	31,170	123,741	128,495
Other income, net	(7,216)	(9,832)	(12,243)	(17,472)

Earnings before income taxes	400,533	438,505	1,475,624	1,547,455
Income taxes	146,362	155,462	544,091	555,028

Net earnings	$254,171	$283,043	$931,533	$992,427

Net earnings:
Basic earnings per share	$0.43	$0.48	$1.59	$1.68
Diluted earnings per share	0.43	0.47	1.58	1.67

Average shares outstanding	586,544,337	592,922,702	585,988,084	589,397,807
Diluted shares outstanding	591,361,869	597,536,893	590,216,220	592,675,110

Dividends declared per common share	$0.29	$0.28	$1.15	$1.11

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	June 28, 2014	June 29, 2013
ASSETS
Current assets
Cash and cash equivalents	$413,046	$412,285
Accounts and notes receivable, less allowances of $49,902 and $47,345	3,398,713	3,183,114
Inventories	2,602,018	2,396,188
Deferred income taxes	141,225	150,472
Prepaid expenses and other current assets	83,745	61,925
Prepaid income taxes	43,225	17,704

Total current assets	6,681,972	6,221,688
Plant and equipment at cost, less depreciation	3,985,618	3,978,071
Other assets
Goodwill	1,950,672	1,884,235
Intangibles, less amortization	177,227	205,719
Restricted cash	145,412	145,328
Other assets	227,049	243,167

Total other assets	2,500,360	2,478,449

Total assets	$13,167,950	$12,678,208

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$70,975	$41,632
Accounts payable	2,831,028	2,428,215
Accrued expenses	1,160,850	985,476
Current maturities of long-term debt	304,777	207,301

Total current liabilities	4,367,630	3,662,624
Other liabilities
Long-term debt	2,384,167	2,639,986
Deferred income taxes	121,580	280,483
Other long-term liabilities	1,027,878	903,305

Total other liabilities	3,533,625	3,823,774
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,139,218	1,059,624
Retained earnings	8,770,751	8,512,786
Accumulated other comprehensive loss	(642,663)	(446,937)
Treasury stock at cost, 179,050,186 and 179,068,430 shares	(4,765,786)	(4,698,838)

Total shareholders’ equity	5,266,695	5,191,810

Total liabilities and shareholders’ equity	$13,167,950	$12,678,208

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	52-Week Period Ended
	June 28, 2014	June 29, 2013
Cash flows from operating activities:
Net earnings	$931,533	$992,427
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	74,328	70,147
Depreciation and amortization	556,062	512,548
Deferred income taxes	(30,665)	(28,129)
Provision for losses on receivables	34,429	35,243
Other non-cash items	2,875	2,485
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(236,320)	(193,755)
(Increase) in inventories	(195,845)	(180,277)
(Increase) decrease in prepaid expenses and other current assets	(24,787)	21,704
Increase in accounts payable	392,720	204,861
Increase in accrued expenses	55,838	67,015
(Decrease) in accrued income taxes	(18,672)	(38,017)
Decrease in other assets	23,552	182
(Decrease) increase in other long-term liabilities	(63,753)	49,716
Excess tax benefits from share-based compensation arrangements	(8,480)	(4,556)

Net cash provided by operating activities	1,492,815	1,511,594

Cash flows from investing activities:
Additions to plant and equipment	(523,206)	(511,862)
Proceeds from sales of plant and equipment	25,790	15,527
Acquisition of businesses, net of cash acquired	(79,338)	(397,447)
(Increase) in restricted cash	(84)	(18,100)

Net cash used for investing activities	(576,838)	(911,882)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	34,499	95,500
Other debt borrowings	36,830	61,467
Other debt repayments	(229,507)	(294,514)
Debt Issuance Costs	(22,175)	—
Proceeds from common stock reissued from treasury for share-based compensation awards	255,613	628,652
Treasury stock purchases	(332,381)	(721,616)
Dividends paid	(667,217)	(648,253)
Excess tax benefits from share-based compensation arrangements	8,480	4,556

Net cash used for financing activities	(915,858)	(874,208)

Effect of exchange rates on cash	642	(2,086)

Net increase (decrease) in cash and cash equivalents	761	(276,582)
Cash and cash equivalents at beginning of period	412,285	688,867

Cash and cash equivalents at end of period	$413,046	$412,285

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$128,861	$131,665
Income taxes	591,334	620,132

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended		52-Week Period Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Sales:
Broadline	$9,984,215	$9,431,162	$37,709,391	$36,129,463
SYGMA	1,595,365	1,521,558	6,177,804	5,780,103
Other	791,091	721,570	2,925,789	2,741,537
Intersegment	(83,679)	(73,234)	(296,272)	(239,870)

Total	$12,286,992	$11,601,056	$46,516,712	$44,411,233

Comparative Supplemental Statistical Information Related to Sales (Unaudited)

Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended		52-Week Period Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Sysco Brand Sales as a % of MA-Served Sales	48.95%	48.07%	48.79%	47.94%
Sysco Brand Sales as a % of Broadline Sales	34.81%	34.87%	35.42%	35.80%
MA-Served Sales as a % of Broadline Sales	40.94%	40.89%	40.34%	41.14%

Data excludes U.S. Meat operations

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include charges from restructuring our executive retirement plans, multiemployer pension charges, severance charges, US Foods merger and integration planning costs, an FY13 acquisition-related charge, change in estimate of self-insurance, charges from a contingency accrual, charges from facility closures and amortization of US Foods financing costs (collectively referred to as “Certain Items”). Management believes that adjusting its operating expenses, operating income, interest expense, net earnings and diluted earnings per share to remove these Certain Items provides an important perspective with respect to our results and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst’s financial models and our investors’ expectations with any degree of specificity. Sysco believes the adjusted totals facilitate comparison on a year-over-year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the Certain Items noted above.

	13-Week Period Ended June 28, 2014	13-Week Period Ended June 29, 2013	13-Week Period Change in Dollars	13-Week Period % Change
Operating expenses (GAAP)	$1,731,334	$1,612,377	$118,957	7.4%
Impact of restructuring executive retirement plans	(1,006)	(3,382)	2,376	-70.3
Impact of MEPP charges	—	1,325	(1,325)	NM
Impact of severance charges	(2,093)	(7,866)	5,773	-73.4
Impact of US Foods merger and integration planning costs	(53,803)	—	(53,803)	NM
Impact of FY13 acquisition-related charge	—	(5,998)	5,998	NM
Impact of facility closure charges	(945)	(671)	(274)	40.8

Operating expenses adjusted for certain items (Non-GAAP)	$1,673,487	$1,595,785	$77,702	4.9%

Operating Income (GAAP)	$424,522	$459,843	$(35,321)	-7.7%
Impact of restructuring executive retirement plans	1,006	3,382	(2,376)	-70.3
Impact of MEPP charges	—	(1,325)	1,325	NM
Impact of severance charges	2,093	7,866	(5,773)	-73.4
Impact of US Foods merger and integration planning costs	53,803	—	53,803	NM
Impact of FY13 acquisition-related charge	—	5,998	(5,998)	NM
Impact of facility closure charges	945	671	274	40.8

Operating income adjusted for certain items (Non-GAAP)	$482,369	$476,435	$5,934	1.2%

Interest Expense (GAAP)	$31,205	$31,170	$35	0.1%
Impact of US Foods financing costs	(3,698)	—	(3,698)	NM

Interest Expense (GAAP)	$27,507	$31,170	$(3,663)	-11.8%

Net earnings (GAAP)	$254,171	$283,043	$(28,872)	-10.2%
Impact of restructuring executive retirement plans (net of tax)	638	2,183	(1,545)	-70.8
Impact of MEPP charges (net of tax)	—	(855)	855	NM
Impact of severance charges (net of tax)	1,328	5,078	(3,750)	-73.8
Impact of US Foods merger and integration planning costs (net of tax)	34,142	—	34,142	NM
Impact of FY13 acquisition-related charge (no tax impact)	—	5,998	(5,998)	NM
Impact of facility closure charges (net of tax)	600	433	167	38.6
Impact of US Foods financing costs (net of tax)	2,347	—	2,347	NM

Net earnings adjusted for certain items (Non-GAAP)	$293,226	$295,880	$(2,654)	-0.9%

Diluted earnings per share (GAAP)	$0.43	$0.47	$(0.04)	-8.5%
Impact of restructuring executive retirement plans	—	—	—	NM
Impact of MEPP charges	—	—	—	NM
Impact of severance charges	—	0.01	(0.01)	NM
Impact of US Foods merger and integration planning costs	0.06	—	0.06	NM
Impact of FY13 acquisition-related charge	—	0.01	(0.01)	NM
Impact of facility closure charges	—	—	—	NM
Impact of US Foods financing costs	—	—	—	NM

Diluted EPS adjusted for certain items (Non-GAAP) (2)	$0.50	$0.50	$—	0.0%

Diluted shares outstanding	591,361,869	597,536,893

(1)	Tax impact of adjustments for executive retirement plans restructuring, MEPP charge, severance charges, US Foods merger and integration planning costs, an FY13 acquisition-related charge, charges from facility closures and amortization of US Foods financing costs was $22,490 and $9,754 for the 13-week periods ended June 28, 2014 and June 29, 2013, respectively. Amounts are calculated by multiplying the operating income impact of each item by each quarter’s effective tax rate with the exception of the FY13 acquisition-related charge which had no tax impact.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings - underlying business, both divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	52-Week Period Ended June 28, 2014	52-Week Period Ended June 29, 2013	52-Week Period Change in Dollars	52-Week Period % Change
Operating expenses (GAAP)	$6,593,913	$6,338,129	$255,784	4.0%
Impact of restructuring executive retirement plans	(3,329)	(20,990)	17,661	-84.1
Impact of MEPP charges	(1,451)	(41,876)	40,425	-96.5
Impact of severance charges	(7,202)	(23,206)	16,004	-69.0
Impact of US Foods merger and integration planning costs	(90,571)	—	(90,571)	NM
Impact of FY13 acquisition-related charge	—	(5,998)	5,998	NM
Impact of change in estimate of self insurance	(23,841)	—	(23,841)	NM
Impact of contingency accrual	(20,000)	—	(20,000)	NM
Impact of facility closure charges	(3,443)	(2,645)	(798)	30.2

Operating expenses adjusted for certain items (Non-GAAP)	$6,444,076	$6,243,414	$200,662	3.2%

Operating Income (GAAP)	$1,587,122	$1,658,478	$(71,356)	-4.3%
Impact of restructuring executive retirement plans	3,329	20,990	(17,661)	-84.1
Impact of MEPP charges	1,451	41,876	(40,425)	-96.5
Impact of severance charges	7,202	23,206	(16,004)	-69.0
Impact of US Foods merger and integration planning costs	90,571	—	90,571	NM
Impact of FY13 acquisition-related charge	—	5,998	(5,998)	NM
Impact of change in estimate of self insurance	23,841	—	23,841	NM
Impact of contingency accrual	20,000	—	20,000	NM
Impact of facility closure charges	3,443	2,645	798	30.2

Operating income adjusted for certain items (Non-GAAP)	$1,736,959	$1,753,193	$(16,234)	-0.9%

Interest Expense (GAAP)	$123,741	$128,495	$(4,754)	-3.7%
Impact of US Foods financing costs	(6,790)	—	(6,790)	NM

Interest Expense (GAAP)	$116,951	$128,495	$(11,544)	-9.0%

Net earnings (GAAP)	$931,533	$992,427	$(60,894)	-6.1%
Impact of restructuring executive retirement plans (net of tax)	2,102	13,461	(11,359)	-84.4
Impact of MEPP charges (net of tax)	916	26,855	(25,939)	-96.6
Impact of severance charges (net of tax)	4,546	14,882	(10,336)	-69.5
Impact of US Foods merger and integration planning costs (net of tax)	57,176	—	57,176	NM
Impact of FY13 acquisition-related charge (no tax impact)	—	5,998	(5,998)	NM
Impact of change in estimate of self insurance (net of tax)	15,050	—	15,050	NM
Impact of contingency accrual (net of applicable tax)	18,156	—	18,156	NM
Impact of facility closure charges (net of tax)	2,173	1,696	477	28.1
Impact of US Foods financing costs (net of tax)	4,286	—	4,286	NM

Net earnings adjusted for certain items (Non-GAAP)	$1,035,938	$1,055,319	$(19,381)	-1.8%

Diluted earnings per share (GAAP)	$1.58	$1.67	$(0.09)	-5.4%
Impact of restructuring executive retirement plans	—	0.02	(0.02)	NM
Impact of MEPP charges	—	0.05	(0.05)	NM
Impact of severance charges	0.01	0.03	(0.02)	-66.7
Impact of US Foods merger and integration planning costs	0.10	—	0.10	NM
Impact of FY13 acquisition-related charge	—	0.01	(0.01)	NM
Impact of change in estimate of self insurance	0.03	—	0.03	NM
Impact of contingency accrual	0.03	—	0.03	NM
Impact of facility closure charges	—	—	—	NM
Impact of US Foods financing costs	0.01	—	0.01	NM

Diluted EPS adjusted for certain items (Non-GAAP) (2)	$1.76	$1.78	$(0.02)	-1.1%

Diluted shares outstanding	590,216,220	592,675,110

(1)	Tax impact of adjustments for executive retirement plans restructuring, MEPP charge, severance charges, US Foods merger and integration planning costs, an FY13 acquisition-related charge, change in estimate of self insurance, charges from a contingency accrual, charges from facility closures and amortization of US Foods financing costs was $67,221 and $37,818 for the 52-week periods ended June 28, 2014 and June 29, 2013, respectively. Amounts are calculated by multiplying the operating income impact of each item by each 52-week period’s effective tax rate with the exception of the charges from the accrual a potential settlement related to remote storage units, which has a non-deductible portion, and the FY13 acquisition-related charge, which has no tax impact.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings - underlying business, both divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. We do not mean to imply that free cash flow is necessarily available for discretionary expenditures, however, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented are reconciled to net cash provided by operating activities.

	52-Week Period Ended June 28, 2014	52-Week Period Ended June 29, 2013	52-Week Period Change in Dollars	52-Week Period % Change
Net cash provided by operating activities (GAAP)	$1,492,815	$1,511,594	$(18,779)	-1.2%
Additions to plant and equipment	(523,206)	(511,862)	(11,344)	-2.2
Proceeds from sales of plant and equipment	25,790	15,527	10,263	66.1

Free Cash Flow (Non-GAAP)	$995,399	$1,015,259	$(19,860)	-2.0%